Exhibit 1.5

REPORT UNDER
NATIONAL INSTRUMENT 62-103,
SECTION 111 OF THE SECURITIES ACT (BRITISH COLUMBIA),
SECTION 101 OF THE SECURITIES ACT (ONTARIO),
SECTION 176 OF THE SECURITIES ACT (ALBERTA),
SECTION 92 OF THE SECURITIES ACT (MANITOBA),
SECTION 126 OF THE SECURITIES ACT (NEW BRUNSWICK),
SECTION 102 OF THE SECURITIES ACT (NEWFOUNDLAND AND LABRADOR),
SECTION 107 OF THE SECURITIES ACT (NOVA SCOTIA),
SECTIONS 147.11 OF THE SECURITIES ACT (QUEBEC) AND
SECTION 110 OF THE SECURITIES ACT, 1988 (SASKATCHEWAN)

The following information is filed pursuant to the provisions listed above under applicable securities legislation:

(a)	the name and address of the offeror:

Barrick Gold Corporation ("Barrick") Brookfield Place TD Canada Trust Tower 161 Bay Street, Suite 3700 P.O. Box 212 Toronto, Ontario M5J 2S1

(b)
the designation and number or principal amount of securities and the offeror's securityholding percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the report and whether it was ownership or control that was acquired in those circumstances:

Pursuant to Barrick's Offer (the "Offer") to acquire all of the outstanding common shares of Arizona Star Resource Corp. ("Arizona Star") (together with the associated rights issued under the shareholder rights plan of Arizona Star) (the "Shares"), including Shares issuable upon the exercise of options and on the conversion, exchange or exercise of other securities of Arizona Star that are convertible into or exchangeable or exercisable for Shares, at a price of Cdn. $18.00 per Share, as ascribed in Barrick's offer and circular (the "Offer and Circular") dated November 9, 2007, Barrick took up and accepted for payment 40,677,282 Shares, representing approximately 94.7% of the issued and outstanding Shares (after giving effect to the exercise of all outstanding stock options).

(c)
the designation and number or principal amount of securities and the offeror's securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligation to file the report:

Prior to the acquisition referred to in (b) above, Barrick did not own or control any Shares.  Following the acquisition of the 40,677,282 Shares referred to in (b) above, Barrick beneficially owns 40,677,282 Shares, representing approximately 94.7% of the issued and outstanding Shares after giving effect to the exercise of all outstanding stock options.

(d)	the designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in paragraph (c) over which:

(i)	the offeror, either alone or together with any joint actors, has ownership and control:

See (c) above.

(ii)	the offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor:

Not applicable.

(iii)	the offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership:

Not applicable.

(e)	the name of the market in which the transaction or occurrence that gave rise to this report took place:

Not applicable. The Shares were acquired pursuant to a take-over bid.

(f)
the purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to this report, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer:

The purpose of the Offer is to acquire all of the outstanding Shares of Arizona Star (including those that may become issued and outstanding upon the conversion, exchange or exercise of securities that are convertible into or exchangeable or exercisable for Shares).  Barrick currently intends to acquire all remaining Shares pursuant to a compulsory acquisition transaction.

(g)
the general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to this report, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities:

On October 28, 2007, Barrick and Arizona Star entered into a support agreement (the "Support Agreement") pursuant to which, among other things, Barrick agreed to make an offer to acquire the Shares and Arizona Star agreed to support Barrick's Offer.  For a detailed summary of the Support Agreement, please refer to Section 5 of the circular, "Support Agreement", in the Offer and Circular, which has been filed with the applicable securities regulatory authorities and is available on SEDAR at www.sedar.com.

In addition, on October 28, 2007, Barrick entered into lock-up agreements (the "Lock-up Agreements") with all of the directors and officers of Arizona Star who held Shares and/or options, as well as FCMI Resources Ltd., pursuant to which such persons agreed to deposit under the Offer and not withdraw, subject to certain exceptions, Shares collectively representing, in aggregate, approximately 35% of the outstanding Shares (after giving effect to the exercise of all outstanding stock options).  For a detailed summary of the Lock-up Agreements, please refer to Section 6 of the Circular, "Lock-Up Agreements", in the Offer and Circular.

(h)	the names of any joint actors in connection with the disclosure required by this report:

Not Applicable.

(i)
in the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the offeror:

The aggregate cash consideration to be paid by Barrick in connection with its acquisition of the Shares referred to in (b) above is expected to be approximately Cdn.$730 million.

(j)	if applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements in respect of the reporting issuer's securities:

Not applicable.

________________________________________

DATED this 19th day of December, 2007

BARRICK GOLD CORPORATION

by	(signed) Faith Teo
Name: Faith Teo
Title: Senior Counsel and Assistant
Corporate Secretary